UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SD
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SPECIALIZED DISCLOSURE REPORT
Commission File number 001-09299
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JOY GLOBAL INC.
(Exact Name of Registrant as Specified in Its Charter)
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Delaware	39-1566457
(State of Incorporation)	(I.R.S. Employer Identification No.)

100 East Wisconsin Ave, Suite 2780
Milwaukee, Wisconsin 53202
(Address of Principal Executive Offices) (Zip Code)

Sean Major (414) 319-8500
(Name and telephone number, including area code of the person to contact in connection with this report)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

Section 1 — Conflict Minerals Disclosure

Item 1.01    Conflict Minerals Disclosure and Report

In accordance with Rule 13p-1 under the Securities Exchange Act of 1934, Joy Global Inc. has filed this Form SD and the Conflict Minerals Report attached as Exhibit 1.01. The Conflict Minerals Report is also available electronically on the Investor Relations page at joyglobal.com.

Item 1.02    Exhibit

The Conflict Minerals Report is attached as Exhibit 1.01.

Section 2 — Exhibits

Item 2.01    Exhibits

Exhibit Number	Description
Exhibit 1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOY GLOBAL INC.

Date: May 31, 2016	By:	/s/ Sean Major
Sean Major
Executive Vice President, General Counsel & Secretary